EXHIBIT 10.1


                          The News Corporation Limited
                           1211 Avenue of the Americas
                            New York, New York 10036



                                                   Effective as of June 10, 1998

Tele-Communications, Inc.
5619 DTC Parkway
Englewood, Colorado 80111

United Video Satellite Group, Inc.
7140 S. Lewis Avenue
Tulsa, Oklahoma 74136-5422

Gentlemen:

           Reference is made to the Share Exchange Agreement, effective as of June 10, 1998, being entered into simultaneously herewith (the "Agreement") among News America Incorporated ("NAI"), TVG Holdings, Inc. ("Holdings"), and United Video Satellite Group, Inc. ("UVSG"). Unless otherwise defined herein, the terms used herein shall have the meanings ascribed to them in the Agreement. This agreement (which is referred to in the Agreement as the "Parent Agreement") confirms the understanding of Tele-Communications, Inc. ("TCI"), The News Corporation Limited ("News Corp.") and UVSG with respect to the following matters:

1. Stockholders Meeting. At the Stockholders Meeting (or at any other meeting to be held for the purpose of approving the Transaction), TCI shall vote or cause to be voted all shares of UVSG Common Stock owned by it or its subsidiaries (or, if action is taken by written consent, duly consent in writing by executing a written consent) in favor of the issuance of the UVSG Consideration Shares in connection with the Transaction and in favor of any other matters required to effect the transactions contemplated by the Agreement.

2. Proxy Statement. To the extent information regarding News Corp., on the one hand, or TCI, on the other hand, is required for the preparation of the Proxy Statement, News Corp. and TCI, respectively, shall promptly supply such information to UVSG upon request.

3. Investments. Until the Closing (when the Stockholders Agreement will become effective) or the earlier termination of the Agreement, UVSG (in the case of TCI) and the NAI Contributed Entities (in the case of News Corp.) will be the exclusive vehicles through which each of TCI and News Corp., directly or indirectly through its subsidiaries or Controlled Affiliates, conduct program guide businesses (print, electronic or otherwise), whether within or outside the United States, other than the NDS Business. The provision of program guides to customers of the multichannel video programming delivery ("MVPD")

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      systems of TCI, News Corp, or a subsidiary or Controlled Affiliate of TCI or News Corp. shall not be deemed to be the conduct of a program guide business by TCI or News Corp. or any of their respective subsidiaries or Controlled Affiliates in violation of its covenant made in the preceding sentence regardless of the source of such program guide, but shall be subject to any contrary provision of any affiliation or carriage agreement between TCI or News Corp. or their applicable subsidiary or Controlled Affiliate, on the one hand, and UVSG or any of its subsidiaries, on the other hand. Except (a) as contemplated by Schedule 1 or Schedule 2 of the Agreement, (b) for additional investments by UVSG in the existing businesses of entities currently controlled by UVSG, and by NAI in the NAI Contributed Entities, and (c) for the NDS Business, neither TCI nor News Corp. shall, directly or indirectly through their subsidiaries or Controlled Affiliates, invest in or acquire any guide business prior to the Closing or the earlier termination of the Agreement. The parties hereto acknowledge that as of the effective date hereof, British Sky Broadcasting Group, Plc ("BSkyB") is not a Controlled Affiliate of News Corp. News Corp. agrees, however, that until the Closing (when the Stockholders Agreement becomes effective) or the earlier termination of this Agreement and, if the Stockholders Agreement is entered into, thereafter for so long as News Corp., directly or through one or more Controlled Affiliates, is entitled to designate thereunder at least one director of UVSG, News Corp. will vote or cause to be voted all shares of stock of BSkyB owned by it directly or through one or more of its subsidiaries against any transactions that would result in BSkyB conducting any guide business (print, electronic or otherwise), whether within or outside the United States (other than the provision of guides to customers of its MVPD systems), to the extent that any such matters are submitted to a vote of stockholders of BSkyB.

4. Acquisition Proposals. Except pursuant to the Agreement, News Corp. will not, and will cause its Affiliates not to, directly or indirectly through any officer, director, employee, representative, agent, financial advisor or otherwise, negotiate to sell, sell, or solicit or entertain proposals or offers from any Person relating to the acquisition of, any of the NAI Contributed Entities or any equity interest therein or any of their respective assets or businesses (other than immaterial assets in the ordinary course of business), whether by merger, purchase, tender offer or otherwise.

5. Consents and Approvals. TCI and News Corp. shall, and each shall cause its Controlled Affiliates to, use all reasonable efforts to obtain all consents, approvals and waivers, give all notices, make all filings and otherwise to satisfy all conditions required to be obtained, given, made or satisfied by it in order to close the Transaction; provided, however, that a party shall not be obligated to take any action pursuant to the foregoing if the taking of such action is reasonably likely to be materially burdensome to such party and its subsidiaries taken as a whole or to impact in a materially adverse manner the economic or business benefit of the transactions contemplated by the Agreement and the other Transaction Documents.

6. Tax Treatment. Unless UVSG and Liberty in their discretion have abandoned the Netlink Transaction, and subject to the proviso clauses of Section 3(a) of the Agreement, each of News Corp. and TCI agrees that (except as otherwise required by law) (i) it shall use all reasonable efforts to cause the Transaction and the Netlink Transaction to constitute a tax-free exchange under Section 351 of the Code and to cause all transfers and exchanges
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      pursuant to such transactions to occur on the same date, (ii) it will not take any action, and will not permit any of its subsidiaries or Controlled Affiliates to take any action, that such party knows would cause the Transaction or the Netlink Transaction not to qualify as a tax-free exchange pursuant to Section 351 of the Code, and (iii) it will report the Transaction (or cause it to be reported) on all U.S. tax returns and other U.S. tax filings as a tax-free exchange under Section 351 of the Code.

7. Continuing Services. Following the Closing and for so long as News Corp. and its Affiliates beneficially own in the aggregate at least 12.5% of the Class B Common Stock of UVSG, News Corp. shall, and shall cause its Controlled Affiliates to, continue to make available to the NAI Contributed Entities and their respective businesses, at UVSG's request from time to time, services, including, without limitation, those listed on Schedule 4 to the Agreement but subject to the last paragraph thereof, consistent with past practice unless USVG shall otherwise agree, and in any event on terms no less favorable to UVSG than "most favored nation" terms unless UVSG shall otherwise agree; provided that UVSG's right to use services of NAI, Holdings and their respective Affiliates (other than bulk paper procurement) that require the involvement of executives of News Corp. will be subject to agreement upon an appropriate payment structure based upon allocation of costs (including services of senior management); provided, further, that it is understood that certain of such services (as indicated on Schedule 4) are performed by unaffiliated third parties, and that neither News Corp. nor any Affiliate of News Corp. shall have any obligations to perform or supervise the performance of the services to be performed by an unaffiliated third party but shall at UVSG's request and expense be obligated to take reasonable actions to enforce its rights against such third parties in order to ensure such performance; provided, further, that when News Corp. and its Controlled Affiliates are no longer making available any such service to News Corp. or any of its Affiliates, News Corp. or its applicable Controlled Affiliate, as the case may be, shall not be obligated to continue to make available such service to the NAI Contributed Entities. As soon as practicable after the effective date hereof, UVSG's and News Corp.'s respective legal counsel will prepare and negotiate a definitive agreement with respect to the provision of such services, containing the foregoing terms and such other terms and conditions as may be customary or appropriate under the circumstances (the "Definitive Services Agreement"). Although the parties intend to diligently negotiate and enter into a Definitive Services Agreement, they acknowledge and agree that this Section 7 is a binding agreement among them, subject to the terms and conditions hereof.

8. TV Guide Trademark Licenses. On the Closing Date or as soon thereafter as may be practicable, News Corp. shall cause all license agreements granting it or its Controlled Affiliates the right to use the "TV Guide" trade name or trademark (other than those agreements set forth in Items 2, 3, 7, 8 and 12 of Schedule 5.19 of the NAI Disclosure Schedule) to be terminated without liability to UVSG or its Controlled Affiliates. The use of the "TV Guide" marks pursuant to Items 2, 3, 7 and 8 of Schedule 5.19 of the NAI Disclosure Schedule shall be on arm's length terms to be negotiated by News Corp. and UVSG.

9. Stock Equalization. TCI and News Corp. each hereby agrees for the benefit of the other that if (i) UVSG and Liberty, in their discretion, abandon the Netlink Transaction, (ii) the

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      transaction described in paragraph A7 of Schedule 2 of the Agreement has not been consummated prior to the Closing and is thereafter abandoned, or
      (iii) as a result of any other circumstances (other than sales of shares permitted by the Stockholders Agreement), the aggregate number of shares of Class A Common Stock owned by such party and its subsidiaries is less than the aggregate number of shares of Class A Common Stock owned by the other party and its subsidiaries as of the later of (x) the 90th day following the Closing, and (y) if as of such 90th day the transaction described in paragraph A7 of Schedule 2 is pending but not yet consummated, the date such transaction is consummated or earlier abandoned, then such party shall acquire (directly or through one or more subsidiaries), either through open market purchases, or, at its option, directly from UVSG (at the price set forth below), a number of additional shares of Class A Common Stock (the "Equalization Shares") such that, after giving effect to such purchase, the aggregate number of shares of Class A Common Stock owned by such party and its subsidiaries is equal to the aggregate number of shares of Class A Common Stock owned by the other party and its subsidiaries (or any remaining difference in their respective holdings of Class A Common Stock is attributable solely to sales of shares by such party or its subsidiaries permitted by the Stockholders Agreement or purchases of shares by the other party or its subsidiaries). In the event that TCI or News Corp., as the case may be, chooses to purchase (or cause a subsidiary to purchase) any of the Equalization Shares directly from UVSG, UVSG hereby agrees to issue and sell the Equalization Shares (or requested number thereof) to News Corp. or TCI (or their respective applicable subsidiaries), as the case may be, at a price equal to (i) $40 per share (subject to adjustment as provided below) in the case of shares sold prior to the 90th day following the Closing, and (ii) the current market price per share (based on the average of the closing prices of the Class A Common Stock on the ten consecutive trading days ending on the trading date immediately prior to the date of the issuance and sale of the Equalization Shares) (subject to adjustment as provided below) in the case of shares sold on or after the 90th day following the Closing. The consummation of any issuance and sale of Equalization Shares by UVSG required pursuant hereto shall occur on the third Nasdaq Stock Market trading day following the date UVSG receives written notice from TCI or News Corp. (or their respective applicable subsidiaries), as the case may be, requesting such issuance. The price per share payable to UVSG for the Equalization Shares to be purchased shall be appropriately adjusted in the event of any stock dividend or stock distribution, subdivision, combination or reclassification affecting the Class A Common Stock occurring (or the "ex" date for which occurs in accordance with Nasdaq Stock Market rules) (i) in the case of the $40 per share price, at any time after the effective date hereof, and (ii) in the case of the price based on the market price, at any time during the period that the market price is being calculated or thereafter prior to consummation of such issuance and sale.

10. Ancillary Agreements. The parties will negotiate in good faith to enter into, and if agreement upon mutually satisfactory terms is reached will (or, as the case may be, will cause their respective appropriate Controlled Affiliates, and will use their reasonable efforts to cause each other appropriate entity in which they have a significant but non-controlling equity interest, to), subject to existing commitments, enter into the following agreements; provided that, except for the Prevue Interactive affiliation agreement referred to in paragraph (b) below, the entering into of such agreements shall not be a condition to the Closing:

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                a.    Affiliation Agreements between UVSG and News Corp. (or a
Controlled Affiliate) with respect to the Prevue Channel and Prevue Interactive;

                b. Affiliation Agreements between UVSG (or a subsidiary or subsidiaries of UVSG) and TCI (or a Controlled Affiliate) with respect to the Prevue Channel and Prevue Interactive;


                c. Carriage/Marketing Agreements for "TV Guide" branded monthly and/or weekly cable and DTH guide magazines; and

                d. Agreement by UVSG to convert its existing Prevue Channel, Prevue Online and Prevue Interactive products to the "TV Guide" brand as mutually agreed upon; provided, however, that Prevue International will only use the TV Guide brand where appropriate.

In the case of TCI, the Carriage/Marketing Agreement referred to above will (x) include TCI's or the applicable Controlled Affiliate's agreement to convert TVSM monthly magazines for cable systems controlled by TCI to weekly magazines, (y) as consideration therefor, include NAI's agreement to pay TCI or its designee an aggregate sum of $10 million upon such conversion being effected, and (iii) contain such other terms and conditions as the parties may mutually agree upon.

           11. Confidentiality. Each of the parties hereto agrees that it shall, and shall use its diligent efforts to cause its officers, employees and authorized representatives to, (i) hold in strict confidence all data and information obtained by it pursuant to this Parent Agreement or the Agreement or in connection herewith or therewith from any other party hereto or such other party's Affiliates or authorized representatives (unless such information is or otherwise becomes (through no breach of this covenant) public or readily ascertainable from public or published information) and (ii) use all such data and information solely for the purpose of consummating the transactions contemplated hereby and by the Agreement and, except as required by applicable law or legal process, shall not, and shall use its diligent efforts to ensure that such officers, employees and authorized representatives do not, disclose such information to others without the prior written consent of the disclosing party. In the event the Agreement is terminated, each of TCI and UVSG, on the one hand, and News Corp., on the other, agrees to (i) return or destroy promptly, as and if so requested by the other party, each and every document furnished to it by the other party or any associate or affiliate of such other party, in connection with the transactions contemplated hereby and any copies thereof which may have been made and to cause its representatives and any representatives of others to whom such documents were furnished promptly to return or destroy, as applicable, such documents and any copies thereof any of them may have made, other than documents that are publicly available, and (ii) refrain, and to use its diligent efforts to cause its officers, employees and representatives to refrain, from using any of the data or information obtained by it as referred to in the preceding sentence for any purpose.

      12.  Representations and Warranties.

           Each of TCI and News Corp. hereby represents and warrants to the other as follows:

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                (i) Such party is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and is duly qualified or licensed and in good standing to do business in each of the jurisdictions where the conduct of its business or the ownership, leasing or operation of its properties requires such qualification or licensing, except where the failure to be so duly qualified or licensed and in good standing, individually or in the aggregate, would not have a material adverse effect on the ability of such party to perform its obligations hereunder.

                (ii) Such party has all requisite corporate power, authority and legal capacity to execute and deliver this Parent Agreement and each other agreement, document, instrument or certificate contemplated by this Parent Agreement or to be executed by such party in connection with the consummation of the Transaction (together with this Parent Agreement, the "Parent Transaction Documents"), and to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. All corporate action necessary to authorize the execution and delivery by such party of this Parent Agreement and the other Parent Transaction Documents, the consummation of the transactions contemplated hereby and thereby and the performance by it of its obligations hereunder and thereunder has been duly taken. This Parent Agreement has been, and each of the other Parent Transaction Documents will be at or prior to the Closing, duly and validly executed and delivered by such party. This Parent Agreement constitutes, and each of the Parent Transaction Documents when so executed and delivered will constitute, legal, valid and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) binding obligations of such party, enforceable against it in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

                (iii) The execution and delivery of this Parent Agreement and the other Parent Transaction Documents by such party do not, and the performance by such party of its obligations hereunder and thereunder will not, (i) violate or conflict with any provision of the charter, by-laws or other organizational documents of such party or any amendments thereto or restatements thereof, (ii) violate any of the terms, conditions or provisions of any law, rule or regulation applicable to such party , or any order, writ, injunction, judgment or decree of any court, governmental authority, or regulatory agency to which such party is subject or by which any of it or its assets are bound, or (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, indenture, debenture, security agreement, trust agreement, lien, mortgage, lease, agreement, license, franchise, permit, guaranty, joint venture agreement, or other agreement, instrument or obligation, oral or written, to which such party is a party (whether as an original party or as an assignee or successor) or by which such party or any of its properties is bound, except for such breaches or defaults as are not reasonably likely to have a material adverse effect on the ability of such party to perform its obligations hereunder or thereunder.


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      13.  Survival; Indemnification.

           (a) The representations and warranties contained in Section 12 of this Parent Agreement shall survive the execution and delivery hereof and the Closing under the Agreement, and shall thereafter terminate and expire on the second anniversary of the Closing Date. Any of such representations or warranties which is the subject of a claim or dispute asserted in writing prior to the expiration of such two year period shall survive with respect to such claim or dispute until the final resolution thereof. The covenants and agreements contained in this Parent Agreement shall survive the Closing without limitation (except pursuant to their terms).

           (b) Each of TCI and News Corp. hereby agrees to indemnify and hold the other and the directors, officers, employees, Affiliates, agents, successors and assigns of the other harmless from and against any and all losses, liabilities, damages, deficiencies, and obligations resulting from, based upon, arising out of or otherwise in respect of, and all claims, actions, suits, proceedings, demands, judgments, assessments, fines, interest, penalties, costs and expenses (including settlement costs and reasonable legal, accounting, experts and other fees, costs and expenses) incident or relating to or resulting from any nonperformance or breach of any covenant or agreement of such party contained in this Parent Agreement or any Parent Transaction Document.

      14. Termination. In the event of any termination of the Agreement, this Parent Agreement shall forthwith become wholly void and of no further force and effect and there shall be no liability on the part of TCI or News Corp. by reason of this Parent Agreement except as set forth in Section 11 (Confidentiality), Section 15 (Expenses) and Section 21 (Publicity) of this Parent Agreement, which Sections shall survive the termination of this Parent Agreement, and (ii) nothing herein shall relieve any party hereto from liability for any breach by it of any of its representations, warranties, covenants or agreements made in this Parent Agreement.

      15. Expenses. Each party hereto shall pay its own expenses (including fees and expenses of legal counsel, investment bankers, brokers or other representatives or consultants) incurred in connection with this Parent Agreement and the transactions contemplated hereby (whether or not consummated).

      16. Governing Law. This Parent Agreement shall be governed by the laws of the State of New York applied to contracts made and wholly performed in such State, without regard to principles governing conflicts of law. Any action to enforce any provision of this Parent Agreement against TCI or News Corp. may be brought only in a court of the State of New York or in the United States District Court for the Southern District of New York. Each of TCI and News Corp. agrees to submit to the personal jurisdiction of such courts and to accept service of process at its address for notices pursuant to this Parent Agreement in any such action or proceeding brought in any such court and hereby waives any claim that such action or proceeding brought in any such court has been brought in an inconvenient forum.

      17. Headings. The section headings of this Parent Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Parent Agreement.

      18. Notices. All notices and other communications hereunder shall be in writing and shall be delivered personally, telecopied (if receipt of which is confirmed by the person to whom sent), sent by nationally recognized overnight delivery service or mailed by registered or certified mail

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(if return receipt is requested) to News Corp. or TCI, as applicable, at the following addresses (or to such other person or address for a party as shall be specified by such party by like notice) (notice shall be deemed given upon receipt, if delivered personally, by overnight delivery service or by telecopy, or on the third business day following mailing, if mailed, except that notice of a change of address shall not be deemed given until actually received):

                (a)   If to TCI, to:
                      Tele-Communications, Inc.
                      5619 DTC Parkway
                      Englewood, Colorado 80111
                      Attention: General Counsel
                      Telephone (303) 267-4800
                      Telecopier (303) 488-3245
                      with a copy to:
                      TCI UVSG, Inc.
                      5619 DTC Parkway
                      Englewood, Colorado 80111
                      Attention: President
                      Telephone (303) 267-5360
                      Telecopier (303) 488-3268

                      Baker & Botts, L.L.P.
                      599 Lexington Avenue
                      New York, New York  10022
                      Attention: Elizabeth Markowski
                      Telephone: (212) 705-5000
                      Telecopier: (212) 705-5125

                (b) If to News Corp., to:

                      The News Corporation Limited
                      1211 Avenue of the Americas
                      New York, New York  10036
                      Attention: Arthur M. Siskind
                      Senior Executive Vice President
                           and Group General Counsel
                      Telephone: (212) 852-7007
                      Telecopier: (212) 768-2029
                      with a copy to:
                      Squadron, Ellenoff, Plesent & Sheinfeld, LLP
                      551 Fifth Avenue
                      New York, New York  10176
                      Attention: Jeffrey W. Rubin
                      Telephone: (212) 476-8224
                      Telecopier: (212) 697-6686

Notices to UVSG shall be given as provided in the Agreement.

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           19. Separability. If at any time any of the covenants or the provisions contained herein shall be deemed invalid or unenforceable by the laws of the jurisdiction wherein it is to be enforced, such covenants or provision shall be considered divisible as to such portion and such covenants or provisions shall become and be immediately amended and reformed to include only such covenants or provisions as are enforceable by the court or other body having jurisdiction of this Parent Agreement; and the parties agree that such covenants or provisions, as so amended and reformed, shall be valid and binding as though the invalid or unenforceable portion had not been included herein.

           20. Amendment; Waiver. No provision of this Parent Agreement may be amended or modified except by an instrument or instruments in writing signed by the parties hereto. Any party may waive compliance by another with any of the provisions of this Parent Agreement. No waiver of any provision hereof shall be construed as a waiver of any other provision. Any waiver must be in writing.

           21. Publicity. Except as required by law or regulation or the requirements of the NASD or the New York Stock Exchange, no public disclosure or publicity concerning the subject matter hereof will be made without the approval of each of the parties hereto.

           22. No Benefit to Others. The representations, warranties, covenants and agreements contained in this Parent Agreement are for the sole benefit of the parties hereto, their respective Affiliates, and the respective successors and assigns of the parties hereto and their respective Affiliates, and they shall not be construed as conferring and are not intended to confer any rights on any other Persons.

            23. Entire Agreement. This Parent Agreement, the Agreement, and that certain letter agreement between TCI and News Corp. being entered into together herewith, effective as of June 10, 1998, relating to "TVGOS Intellectual Property," contain, and are intended as, a complete statement of all of the terms of the arrangements between the parties with respect to the matters provided for, and supersede any previous agreements and understandings between the parties with respect to those matters, including, without limitation, the Letter Agreement.


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           If the foregoing accurately reflects our agreement, please sign the enclosed duplicate of this agreement in the space provided below and return the same to the undersigned.

                                     Very truly yours,

                                     THE NEWS CORPORATION LIMITED


                                     By:   /s/ Arthur Siskind
                                           Name: Arthur Siskind
                                           Title: Director


Accepted and Agreed:


TELE-COMMUNICATIONS, INC.


By:   /s/ Stephen M. Brett
      Name: Stephen M. Brett
      Title: Executive Vice President,
                Secretary and General Counsel




UNITED VIDEO SATELLITE GROUP, INC.


By: /s/ Gary S. Howard
      Name: Gary S. Howard
      Title: Chairman and CEO



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